EXHIBIT 99.1


 Company: Jack Henry & Associates, Inc.    Analyst Contact: Kevin D. Williams
          663 Highway 60, P.O. Box 807         Chief Financial Officer
          Monett, MO 65708                     (417) 235-6652


                                           IR Contact: Jon Seegert
 FOR IMMEDIATE RELEASE                         Director of Investor Relations
 ---------------------                         (417) 235-6652


              JACK HENRY & ASSOCIATES FISCAL 2006 THIRD QUARTER
              -------------------------------------------------
                         PROFIT INCREASES 21 PERCENT
                         ---------------------------

 Monett, MO. May 8, 2006 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions and outsourced data processing for financial institutions, today announced third quarter fiscal 2006 results with an 8 percent increase in revenue, an 11 percent increase in gross profit, and a 21 percent increase in net income over the third quarter of fiscal 2005. For the nine months of fiscal 2006, revenue increased 9 percent, with an increase of 14 percent in gross profit and an increase of 20 percent in net income over the same nine months in fiscal 2005.

 For the quarter ended March 31, 2006, the company generated total revenue of $145.5 million compared to $134.4 million in the same quarter a year ago. Gross profit increased to $63.7 million compared to $57.3 million in the third quarter of last fiscal year. Net income totaled $23.5 million, or $0.25 per diluted share, compared to $19.4 million, or $0.21 per diluted share in the same quarter a year ago.

 For the first nine months of fiscal 2006, total revenue of $429.9 million was generated compared to $394.4 million for the first nine months of fiscal 2005. Gross profit increased to $185.7 million compared to $162.6 million during the same period last fiscal year. Net income for the nine months of fiscal 2006 was $64.5 million, or $0.69 per diluted share, compared to $53.8 million, or $0.58 per diluted share for the same nine months in fiscal 2005.

 According to Jack Prim, CEO, "We are pleased with our overall performance in the quarter. Our services business continues to show strong growth, with particularly strong volume growth in all of our electronic transactions businesses. Our bank segment also experienced the largest software license fee quarter in the history of the company. However, license fees in our credit union segment were somewhat lower than expected due a lower than average transaction size, and a larger than expected percentage of outsourcing transactions in the quarter and year-to-date compared to last year. Furthermore, our management team maintained a strong focus on expenses to deliver solid margins and earnings despite the changes in our credit union segments sales mix."


      Operating Results

 "We continue to experience strong demand for of our products and services. The number of new core customers contracting for our flagship products is significantly higher than last year, and these contracts typically include a large number of our complementary products," stated Tony Wormington, President. "These new customers combined with our ongoing success cross selling additional complementary products and services to our existing customers continue to increase all of the components of our recurring revenue, and ultimately expand our gross margins. We expect to continue our gross margin improvement as we work to maintain these sales levels, and as we further leverage our infrastructure to generate operational and cost efficiencies."

 License revenue for the third quarter was $20.6 million, or 14 percent of third quarter total revenue, compared to $21.0 million, or 16 percent of the third quarter total revenue a year ago. Support and service revenue increased to $106.1 million, or 73 percent of total revenue in third quarter of fiscal 2006 from $92.5 million, or 69 percent of total revenue for the same period a year ago. The increase in Support and Service revenue was due to increases in every component of our recurring revenue which includes electronic transactions processing, outsourcing and our in-house support; the only component of this line of revenue that had a small decrease this quarter compared to the prior year was implementation services. Hardware sales in the third quarter of fiscal 2006 decreased to $18.8 million, or 13 percent of total revenue, from $20.9 million, or 15 percent of total revenue in the third quarter of last fiscal year.

 For the nine months of fiscal 2006, license revenue decreased to $58.3 million, or 13 percent of total revenue, compared to $62.6 million, or 16 percent of total revenue a year ago. Support and service revenue contributed 73 percent to total revenue, or $312.0 million of the total revenue for the nine months of the current fiscal year, compared to $263.9 million, or 67 percent of total revenue for the nine months of the prior fiscal year. The increase in Support and Service revenue is due to solid increases in every component of this revenue line for the first nine months compared to the prior year. Hardware sales year-to-date was $59.6 million compared to $67.9 million for the same period last year. Hardware revenue was 14 percent of total revenue for fiscal 2006 and 17 percent of revenue year-to-date in fiscal 2005.

 Cost of sales for the third quarter increased to $81.8 million for the three months ended March 31, 2006 from $77.1 million for the same three months ended March 31, 2005. Third quarter gross profit increased 11 percent to $63.7 million with a 44 percent gross margin, compared to $57.3 million and a 43 percent gross margin for the same period a year ago.

 Cost of sales for the nine months ended March 31, 2006 increased 5 percent to $244.2 million from $231.9 million for the same period ended March 31, 2005. Year-to-date gross profit of fiscal 2006 increased 14 percent to $185.7 million with a 43 percent gross margin, compared to $162.6 million or a 41 percent gross margin year-to-date of fiscal 2005.

 Gross margin on license revenue for the third quarter of fiscal 2006 was 99 percent compared to 95 percent a year ago for the same period. Gross margins for the nine months of fiscal 2006 and 2005 were 96 percent and 93 percent, respectively, primarily due to a reduction in license revenue delivered through reseller agreements.

 Support and service gross margin increased to 36 percent in the third quarter of fiscal 2006 from 34 percent a year ago. Support and service gross margin increased to 36 percent in the nine months of fiscal 2006 from 32 percent for the nine months in fiscal 2005 mainly due to revenue growth for the quarter and year-to-date of the current fiscal year increasing at a much faster rate than costs, as we are able to leverage our resources and control costs. Hardware gross margins were lower for the third quarter at 28 percent compared to 30 percent for the same quarter last year. Year-to-date gross margins in the current fiscal year were 27 percent, while last fiscal year hardware gross margin was 28 percent, primarily due to sales mix along with reduced vendor rebates received on hardware sold in the current year.

 Operating expenses increased 10 percent for the third quarter of fiscal 2006 compared to the same quarter a year ago primarily due to employee related expenses from increased headcount and depreciation expense. Selling and marketing expenses rose 6 percent in the current year third quarter to $12.3 million, or 8 percent of total revenue, from $11.6 million or 9 percent of total 2005 third quarter revenue. Research and development expenses increased 9 percent to $8.4 million from $7.7 million, while remaining at 6 percent of total revenue for the third quarters in fiscal 2006 and 2005. General and administrative costs increased 19 percent to $8.2 million or 6 percent of revenue, in the third quarter of fiscal year 2006, from $6.9 million, or 5 percent of revenue for the same quarter a year ago.

 Operating expenses increased 12 percent for fiscal 2006 year-to-date compared to the same period a year ago primarily due to employee related expenses from increased headcount, depreciation expense, acquisitions and increased expenses associated with our banking and credit union annual National User Group Meetings. Selling and marketing expenses rose 5 percent in the same period to $36.0 million, or 8 percent of total revenue from $34.3 million or 9 percent of total revenue. Research and development expenses increased 12 percent to $23.2 million from $20.6 million, while remaining at 5 percent of total revenue for nine months in fiscal 2006 and 2005. General and administrative costs increased 21 percent to $27.2 million or 6 percent of revenue for the nine months of fiscal 2006 from $22.5 million, also 6 percent of revenue for the same nine months a year ago.

 Operating income increased 12 percent to $34.7 million, or 24 percent of third quarter revenue, compared to $31.0 million, or 23 percent of revenue in the third quarter of fiscal 2005. Operating income increased 17 percent to $99.3 million, or 23 percent of year-to-date revenue, compared to $85.2 million, or 22 percent of revenue year-to-date in fiscal 2005.

 Provision for income taxes decreased 2 percent in the current third quarter in fiscal 2006 compared to the third quarter in fiscal 2005. Provision for income taxes for the nine months ended March 31, 2006 increased 10 percent and is 35.5 percent of income before income taxes compared to 37.5 percent of income before income taxes for the same nine month period in fiscal 2005. The effective tax rate change is due to the manufacturing deduction and the reevaluation of effective state tax rates. The third quarter tax rate is lower due to the year to date adjustment made during the quarter. Third quarter net income totaled $23.5 million, or $0.25 per diluted share, compared to $19.4 million, or $0.21 per diluted share in the third quarter of fiscal 2005. Year-to-date net income totaled $64.5 million, or $0.69 per diluted share, compared to $53.8 million, or $0.58 per diluted share in the prior year.

 According to Kevin Williams, CFO, "The net results of the quarter were in-line with our expectations, with the only shortfall being in license revenue in the credit union segment. The Company did get a positive impact from the change in the effective tax rate for the quarter and year-to-date, which this should be the approximate effective tax rate going forward. Also, during the quarter we completed the initial implementation of our new internal accounting system, which has gone very well and is on schedule."

 For the third quarter of 2006, the bank systems and services segment revenue increased 15 percent to $120.1 million, with a gross margin of 45 percent from $104.2 million and a gross margin of 42 percent in the same quarter a year ago. The credit union systems and services segment revenue decreased 16 percent to $25.4 million with a gross margin of 37 percent for the third quarter of 2006 from $30.1 million and a gross margin of 44 percent in the same period a year ago.

 For the nine months ended March 31, 2006, the bank systems and services segment revenue increased 11 percent to $349.3 million, with a gross margin of 44 percent from $315.4 million and a gross margin of 42 percent a year ago. The credit union systems and services segment revenue increased 2 percent to $80.6 million for the nine months of fiscal 2006, with a gross margin of 39 percent from $79.1 million and gross margin of 37 percent in the same period a year ago.

 Balance Sheet, Cash Flow, and Backlog Review

 At March 31, 2006, cash and cash equivalents increased to $38.8 million at March 31, 2006, from $15.9 million at March 31, 2005. Trade receivables increased 25 percent, or $19.7 million, to $99.7 million compared to a year ago. The increase is primarily due to the increase in annual maintenance billings for newly installed core and complementary customers, increased customers and volume of transactions processed. Note payable increased from $14.0 million a year ago to $25.0 million at March 31, 2006. Deferred revenue increased $9.3 million or 11 percent to $91.7 million at March 31, 2006, compared to a year ago. Stockholders' equity grew 15 percent to $579.5 million at March 31, 2006, from $502.9 million a year ago.

 Backlog increased 8 percent at March 31, 2006 to $213.3 million ($62.8 million in-house and $150.5 million outsourcing) from $198.2 million ($67.1 million in-house and $131.1 million outsourcing) at March 31, 2005. The current quarter backlog remained nearly flat compared to December 31, 2005, when backlog was $213.8 million ($63.8 million in-house and $150.0 million outsourcing).

 Cash provided by operations totaled $113.4 million in the current year compared to $101.7 million last year. Cash provided by operations consisted of $64.5 million net income, depreciation and amortization expense of $32.5 million plus the combined increase of $5.9 million in deferred income taxes and the loss on disposal of property. Stock-based compensation was $0.4 million in expense, less the excess tax benefit from stock based payments of $6.5 million. The balance consists of the change in receivables of $110.9 million less the change of $14.7 million for prepaid and accrued expenses, and accounts payable, less $83.2 million for the change in deferred revenues, plus the change in income taxes of $3.6 million. For fiscal year 2005, cash flow from operations consisted of $53.8 million in net income, depreciation and amortization expense of $28.4 million, plus a combined increase of $6.1 million in deferred income taxes and the loss on disposal of property and equipment, less the excess tax benefit from stock based payments of $3.4 million. The balance consisted of the change in receivables of $94.9 million, less the change of $6.4 million for prepaid and accrued expenses, accounts payable, and income taxes, minus $71.7 million change in deferred revenues.

 Net cash used in investing activities for the current year was $64.0 million and included payment for the Profitstar acquisition of $19.2 million, plus $1.5 million paid on earn-outs and other acquisitions adjustments, capital expenditures of $32.2 million, and capitalized software development of $11.9 million. In the first nine months of fiscal 2005, net cash used in investing activities of $157.4 million and consisted mainly of $119.6 million in payment for acquisitions, $33.4 million in capital expenditures and $4.6 million for capitalized software development.

 Net cash from financing activities for the current year used cash of $22.1 million and included a net repayment of the revolving bank credit facility of $20.0 million, payment of dividends of $13.3 million, the purchase of treasury stock of $12.6 million, and the excess tax benefit from stock based payments of $6.5 million. Cash used was offset by proceeds of $17.3 million from the exercise of stock options and sale of common stock. For the first nine months of fiscal 2005, cash provided by financing activities was $17.9 million and included $14.0 million for a note payable and the proceeds from the exercise of stock options and sale of common stock of $11.8 million, offset by $11.3 million for dividends paid, plus the excess tax benefit from stock based payments of $3.4 million.


 About Jack Henry & Associates

 Jack Henry & Associates, Inc. is a leading provider of integrated computer systems and processor of ATM/debit card/ACH transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States, and has more than 8,700 customers nationwide. For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com. The company will hold a conference call on May 9th at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.


 Condensed Consolidated Statements of Income
 (In Thousands, Except Per Share Data - unaudited)


                                    Three Months Ended                 Nine Months Ended
                                         March 31,        % Change          March 31,         % Change
                                   --------------------   --------    --------------------    --------
                                     2006        2005                   2006        2005
                                   --------    --------               --------    --------
 REVENUE
   License                        $  20,566   $  20,943      -2%     $  58,310   $  62,642       -7%
   Support and service              106,083      92,509      15%       312,008     263,883       18%
   Hardware                          18,846      20,930     -10%        59,577      67,913      -12%
                                   --------    --------               --------    --------
     Total                          145,495     134,382       8%       429,895     394,438        9%

 COST OF SALES
   Cost of license                      222       1,085     -80%         2,134       4,428      -52%
   Cost of support and service       67,962      61,436      11%       198,555     178,412       11%
   Cost of hardware                  13,629      14,584      -7%        43,486      49,010      -11%
                                   --------    --------               --------    --------
     Total                           81,813      77,105       6%       244,175     231,850        5%
                                   --------    --------               --------    --------

 GROSS PROFIT                        63,682      57,277      11%       185,720     162,588       14%
 Gross Profit Margin                     44%         43%                    43%         41%

 OPERATING EXPENSES
   Selling and marketing             12,292      11,598       6%        36,032      34,250        5%
   Research and development           8,435       7,738       9%        23,187      20,621       12%
   General and administrative         8,239       6,915      19%        27,174      22,507       21%
                                   --------    --------               --------    --------
     Total                           28,966      26,251      10%        86,393      77,378       12%
                                   --------    --------               --------    --------

 OPERATING INCOME                    34,716      31,026      12%        99,327      85,210       17%

 INTEREST INCOME (EXPENSE)
   Interest income                      731         171     327%         1,599         989       62%
   Interest expense                    (590)       (110)   >100%          (897)       (127)    >100%
                                   --------    --------               --------    --------
     Total                              141          61     131%           702         862      -19%
                                   --------    --------               --------    --------

 INCOME BEFORE INCOME TAXES          34,857      31,087      12%       100,029      86,072       16%

 PROVISION FOR INCOME TAXES          11,397      11,658      -2%        35,511      32,277       10%
                                   --------    --------               --------    --------
 NET INCOME                       $  23,460   $  19,429      21%     $  64,518   $  53,795       20%
                                   ========    ========               ========    ========

 Diluted net income per share     $    0.25   $    0.21              $    0.69   $    0.58
                                   ========    ========               ========    ========
 Diluted weighted avg shares
   outstanding                       94,390      93,421                 94,008      92,954
                                   ========    ========               ========    ========


 Consolidated Balance Sheet Highlights
 (In Thousands-unaudited)                         March 31,          % Change
                                            ----------------------   --------
                                              2006          2005
                                            --------      --------
 Cash, cash equivalents and investments    $  40,914     $  16,945       141%
 Receivables                                  99,717        80,026        25%
 TOTAL ASSETS                                769,010       660,100        16%

 Accounts payable and accrued expenses     $  28,072     $  28,280        -1%
 Note Payable                                 25,000        14,000        79%
 Deferred revenue                             91,679        82,371        11%
 STOCKHOLDERS' EQUITY                        579,534       502,874        15%

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